Cypress Bioscience, Inc. Announces Fourth Quarter and Fiscal Year End 2007 Results

SAN DIEGO, CA -- 03/17/2008 -- Cypress Bioscience, Inc. (NASDAQ: CYPB) today announced its financial results for the fourth quarter and year ended December 31, 2007. For the quarter ended December 31, 2007, the Company reported net income of approximately $3.0 million or $0.08 per share basic and diluted compared to a net loss of approximately $1.0 million or $0.03 per share basic and diluted for the corresponding period in 2006. For the year ended December 31, 2007, the Company reported net income of approximately $3.5 million or $0.10 per share basic and diluted compared to a net loss of approximately $8.3 million or $0.26 per share basic and diluted for the corresponding period in 2006. At December 31, 2007, the Company had cash, cash equivalents and investments totaling $181.8 million.

The Company reported revenues of $6.1 million and $13.9 million for the quarter and year ended December 31, 2007, respectively, compared to $0.9 million and $4.3 million for the quarter and year ended December 31, 2006, respectively. The increase in revenues during the fourth quarter of 2007 is due to a $5.0 million milestone payment received from Forest Laboratories during December 2007 upon NDA filing. The increase in revenues during the year ended December 31, 2007 is due to a $5.0 million milestone payment received from Forest Laboratories in June 2007 as a consequence of the results of our second Phase III trial for milnacipran and the $5.0 milestone payment received in December 2007. The revenues recognized during 2007 and 2006 consist solely of amounts earned pursuant to the Company's collaboration agreement with Forest Laboratories for the development and marketing of milnacipran, which was entered into during January 2004. Such revenues include the recognition of the upfront payment of $25.0 million over a period of eight years, an additional $1.0 million license payment received from Forest Laboratories in July 2007 to extend the territory to include Canada recognized over the remainder of the eight year amortization period, sponsored development reimbursements, funding received from Forest Laboratories for certain of our employees devoted to the development of milnacipran and milestone payments received from Forest Laboratories during the second and fourth quarters of 2007.

Total operating expenses for the quarter and year ended December 31, 2007 were $5.2 million and $17.7 million, respectively, compared to $3.3 million and $17.6 million for the quarter and year ended December 31, 2006, respectively. The increase in operating expenses for the quarter ended December 31, 2007 was due to an increase in research and development expenses attributable to costs incurred during the fourth of 2007 in connection with the preparation of our NDA, the initiation of proof of concept studies for new compounds and a milestone payment paid to Collegium, as well as an increase in general and administrative expenses attributable to an increase in wages expense associated with bonuses earned and an increase in headcount and increased legal fees due to increased patent filing activity. The increase in operating expenses for the year ended December 31, 2007 is primarily attributable to an increase in general and administrative expenses due to an increase in wages expense associated with bonuses earned and an increase in headcount, increased legal fees due to increased patent filing activity and increased share-based compensation expense related to options granted during 2007. This increase in operating expenses for the year ended December 31, 2007 was partially offset by a decrease in research and development expenses during the year ended December 31, 2007 due to the completion of our extension trial to our first Phase III trial during the fourth quarter of 2006, a decrease in costs incurred during 2007 in connection with the second Phase III trial, which was completed in the second quarter of 2007 and the discontinuation of our sleep apnea program during the second quarter of 2006.

About Cypress Bioscience, Inc.

Cypress Bioscience is committed to developing and commercializing pharmaceutical products and personalized medicine laboratory services that allow physicians to serve unmet medical needs. Cypress' strategy involves evaluating various other potential strategic transactions, including the potential acquisition of products, product candidates, technologies and companies, and other alternatives.

For more information about Cypress, please visit the Company's web site at www.cypressbio.com.

This press release, as well as Cypress' SEC filings and web site at http://www.cypressbio.com, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements about the potential of milnacipran to treat Fibromyalgia and any new potential strategic transaction. Actual results could vary materially from those described as a result of a number of factors, including those set forth in Cypress Annual Report on Form 10-K, the most recent Form 10-Q and any subsequent SEC filings. In addition, there is the risk that the New Drug Application that we filed for milnacipran may not be ultimately approved by the FDA; that we and Forest may elect not to continue development of milnacipran for any reason; that the results from our third Phase III clinical trial may not achieve statistical significance, that we may not be able to protect our milnacipran related patents and proprietary technology; and that we may not be successful in any of our proof of concept trials or in developing any of the products or services acquired in connection with our acquisition of Proprius. Cypress undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

                        CYPRESS BIOSCIENCE, INC.
                        Condensed Financial Data
                   (In thousands except per share data)

Statement of Operations Data:
                                      Quarters ended        Years ended
                                       December 31,        December 31,
                                      2007      2006      2007      2006
                                    --------- --------  --------- --------
                                        (unaudited)         (unaudited)
Revenues under collaborative
 agreement                          $   6,060 $    947  $  13,941 $  4,322

Operating expenses:
  Research and development              2,883    1,345      7,711    9,184
  General and administrative            2,350    1,953     10,027    8,379
                                    --------- --------  --------- --------
Total operating expenses                5,233    3,298     17,738   17,563
                                    --------- --------  --------- --------

Interest income                         2,175    1,313      7,285    4,923
                                    --------- --------  --------- --------

Net income (loss)                   $   3,002 $ (1,038) $   3,488 $ (8,318)
                                    ========= ========  ========= ========

Net income (loss) per share - basic $    0.08 $  (0.03) $    0.10 $  (0.26)
                                    ========= ========  ========= ========

Shares used in computing net income
 (loss) per share - basic              37,404   32,151     35,206   32,095
                                    ========= ========  ========= ========

Net income (loss) per share -
 diluted                            $    0.08 $  (0.03) $    0.10 $  (0.26)
                                    ========= ========  ========= ========

Shares used in computing net income
 (loss) per share - diluted            38,913   32,151     36,616   32,095
                                    ========= ========  ========= ========

Balance Sheet Data:
                                             December 31,  December 31,
                                                 2007          2006
                                            ------------- -------------
Assets
  Cash, cash equivalents and short-term
   investments                              $     181,807 $     102,778
  Other current assets                                794           950
  Other non-current assets                             99            97
                                            ------------- -------------
    Total assets                            $     182,700 $     103,825
                                            ============= =============

Liabilities and Stockholders' Equity
  Current liabilities                       $       4,625 $       4,220
  Long-term liabilities                            10,060        12,508
  Stockholders' equity                            168,015        87,097
                                            ------------- -------------
    Total liabilities and stockholders'
     equity                                 $     182,700 $     103,825
                                            ============= =============

CONTACT:
Michael Hufford
VP Corporate Development

Mary Gieson
Investor Relations
Cypress Bioscience, Inc.
(858) 452-2323